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                                                                                      EXHIBIT 12
CENTRAL HUDSON GAS & ELECTRIC CORPORATION
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
                                                  1997
                                      3 Months   6 Months 12 Months
                                        Ended     Ended     Ended              Year Ended December 31,
                                       June 30   June 30  June 30     1996     1995     1994     1993     1992
   Earnings:
A.  Net Income                        $10,464    $31,949  $ 54,827 $ 56,082  $ 52,722 $ 50,929 $ 50,390 $ 47,688
B.  Federal Income Tax                  5,680     17,652    30,714   31,068    28,687   26,806   27,158   24,363
C.   Earnings before Income Taxes      16,144     49,601    85,541   87,150    81,409   77,735   77,548   72,051
D.  Total Fixed Charges <FN1>           6,841     13,516    26,767   27,231    30,433   32,679   33,820   34,888
E. Total Earnings                     $22,985    $63,117  $112,308 $114,381  $111,842 $110,414 $111,368 $106,939
   Preferred Dividend Requirements:
F.  Allowance for Preferred Stock
     Dividends Under IRC Sec 247      $   808    $ 1,615  $  3,231 $  3,231  $  4,903 $  5,127 $  5,562 $  5,544
G.  Less Allowable Dividend Deduction      32         64       127      127       528      528      528      544
H.  Net Subject to Gross-up               776      1,551     3,104    3,104     4,375    4,599    5,034    5,000
I.  Ratio of Earnings before Income
     Taxes to Net Income (C/A)          1.543      1.553     1.560    1.554     1.544    1.526    1.539    1.511
J.  Pref. Dividend (Pre-tax) (HxI)      1,197      2,409     4,843    4,824     6,755    7,018    7,747    7,555
K.  Plus Allowable Dividend Deduction      32         64       127      127       528      528      528      544
L. Preferred Dividend Factor            1,229      2,473     4,970    4,951     7,283    7,546    8,275    8,099
M. Fixed Charges (D)                    6,841     13,516    26,767   27,231    30,433   32,679   33,820   34,888
N.  Total Fixed Charges
     and Preferred Dividends          $ 8,070    $15,989  $ 31,737 $ 32,182  $ 37,716 $ 40,225 $ 42,095 $ 42,987
O. Ratio of Earnings to Fixed
    Charges (E/D)                        3.36       4.67      4.20     4.20      3.68     3.38     3.29     3.07
P. Ratio of Earnings to Fixed Charges
    and Preferred Dividends (E/N)        2.85       3.95      3.54     3.55      2.97     2.74     2.65     2.49

<FN1> Includes a portion of rent expense deemed to be representive of the interest factor.
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